EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made as of this 25 day of June, 2018 (the "Effective Date") by and between **ALVARO QUINTANA** ("Employee") located at Avenida Francisco de Miranda. Torre Delta. Ofic. 10-A-B. Altamira. Caracas 1060 Venezuela and PureSnax International, Inc located at 1000 Woodbridge Center Drive, Suite #213, Woodbridge, NJ 07095, USA ("Employer"), (each, a "Party" and collectively, the "Parties"). The Parties agree and covenant to be bound by the terms set forth in this Agreement as follows:

1. Employment. Employer shall employ Employee as a **Chief Operations Officer and Chief Financial Officer COO/CFO** on a full time basis under this Agreement. In this capacity, Employee shall have the following duties and undertake the following responsibilities:

As Chief Financial Officer:

- Have charge and custody of and be responsible for all funds and securities of Employer.
- Receive and give receipts for moneys due and payable to Employer from any source whatsoever.
- Deposit all such moneys in the name of Employer in such banks, trust companies, or other depositaries as shall be selected by resolution of the Members.
- Transfer, convert, endorse, sell, assign, set over and deliver any and all shares of stock, bonds, debentures, notes, subscription warrants, stock purchase warrants, evidence of indebtedness, or other securities now or hereafter standing in the name of or owned by Employer, and make, execute and deliver any and all written instruments of assignment and transfer necessary or proper to effectuate the authority hereby conferred.
- Exercise any or all rights and powers incident to the ownership of stock of any corporation in which Employer may own stock, and to execute on behalf of Employer a proxy or proxies empowering another or others to act as aforesaid.
- In general perform all duties incident to the office of treasurer and such other duties as from time to time may be assigned to him by the President or by the Members.

As Chief Operation Officer:

- Design and implement business strategies, plans and procedures.
- Set comprehensive goals for performance and growth.
- Establish policies that promote company culture and visión.
- Oversee daily operations of the company.
- Lead employees to encourage maximum performance and dedication.
- Evaluate performance by analyzing and interpreting data and metrics.
- Write and submit reports to the CEO in all matters of importance.
- Manage relationships with partners/vendors.

Employee shall perform such other duties as are customarily performed by other persons in similar positions, including other duties as may arise from time to time and as may be assigned.

2. Performance of Duties. Employee shall perform assigned duties and responsibilities in a professional manner, in good faith, and to the best of Employee's skills, abilities, talents and experience.

3. Term. Employee's employment under this Agreement shall begin on June 25, 2018 for an initial period of 36 months, renewable automatically for 24-month periods; unless Employer gives a written notification with at least 90 days prior the termination date of the initial 36-month period or any subsequent 24-month period, expressing its intention to not renew the employment agreement.

4. Compensation.

A. Base Salary. As compensation for the services provided by Employee under this Agreement, Employer will pay Employee $30,000 per year. The amount will be paid to Employee once a month on the 5th of each month. Employer shall deduct or withhold any and all federal income and social security taxes and state or local taxes as required by law.

B. Overtime. Employee shall not receive overtime compensation for services performed as a salaried or exempt employee.

C. Additional Compensation. Employee shall also be entitled to additional compensation for services rendered under this Agreement on the following basis: Mr. Quintana will receive a monthly variable compensation based on a percent of the gross income of Etelix.com USA, LLC. calculated by applying the corresponding percentage indicated in the table below to the amount of the Gross Income according to the Gross Income Range on the table. This payment will be made in cash on the 5th day of the second month after the month the gross income is being calculated. Any additional compensation or bonuses paid to Employee shall be paid at the sole discretion of Employer.

Gross Income Range	Percentage
< $40,000	0%
From $40,001 to $55,000	3%
>$55,000	6%

5. Expenses. Employer will reimburse Employee for the following reasonable out-of-pocket expenses incurred in furthering Employer's businesses, after Employee provides an itemized account of expenditures pursuant to Employer policy:

- entertainment
- travel
- meals
- mobile phone up to $80 per month.

6. Work Location. Employee will primarily perform their employment duties at Avenida Francisco de Miranda. Torre Delta. Ofic. 10-A-B. Altamira. Caracas 1060 Venezuela

If for any reason Employee is relocated to another location the Compensation will be subject to a revision and will be adapted in a manner the Employee could be able to maintain his living standard.

7. Employee Benefits. Both parties will comply with Employer policy regarding employee benefits or as required by law.

(A) Paid Time Off. Employee shall be entitled to paid time off in the amount of twenty five (25) days per year.

(B). Sick Leave. Employee shall be entitled to paid sick leave of up to ten (10) days per year.

(C) Personal Leave. Employee shall be entitled to paid personal leave of up to five (5) days per year.

8. Confidentiality.

A. Confidential and Proprietary Information. In the course of employment, Employee will be exposed to confidential and proprietary information of Employer. Confidential and proprietary information shall mean any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information relating to development and plans, marketing strategies, finance, operations, systems, proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, know-how, trade secrets, customer lists, customer relationships, customer profiles, supplier lists, supplier relationships, supplier profiles, pricing, sales estimates, business plans and internal performance results relating to the past, present or future business activities, technical information, design, process, procedure, formula, or improvement, which Employer considers confidential and proprietary. Employee acknowledges and agrees that the confidential and proprietary information is valuable property of Employer, developed over a long period of time at substantial expense and that it is worthy of protection.

B. Confidentiality Obligations. Except as otherwise expressly permitted in this Agreement, Employee shall not disclose or use in any manner, directly or indirectly, any confidential and proprietary information either during the term of this Agreement or at any time thereafter, except as required to perform their duties and responsibilities or with Employer's prior written consent.

C. Rights in Confidential and Proprietary Information. All ideas, concepts, work product, information, written material or other confidential and proprietary information disclosed to Employee by Employer (i) are and shall remain the sole and exclusive property of Employer, and (ii) are disclosed or permitted to be acquired by Employee solely in reliance on Employee's agreement to maintain them in confidence and not to use or disclose them to any other person except in furtherance of Employer's business. Except as expressly provided herein, this Agreement does not confer any right, license, ownership or other interest or title in, to or under the confidential and proprietary information to Employee.

D. Irreparable Harm. Employee acknowledges that use or disclosure of any confidential and proprietary information in a manner inconsistent with this Agreement will give rise to irreparable injury

for which damages would not be an adequate remedy. Accordingly, in addition to any other legal remedies which may be available at law or in equity, Employer shall be entitled to equitable or injunctive relief against the unauthorized use or disclosure of confidential and proprietary information. Employer shall be entitled to pursue any other legally permissible remedy available as a result of such breach, including but not limited to damages, both direct and consequential. In any action brought by Employer under this Section, Employer shall be entitled to recover its attorney's fees and costs from Employee.

9. Ownership of Work Product. The Parties agree that all work product, information or other materials created and developed by Employee in connection with the performance of duties and responsibilities under this Agreement and any resulting intellectual property rights are the sole and exclusive property of Employer.

10. Termination. This Agreement may be terminated immediately by Employer for cause or in the event Employee violates any provision of this Agreement. Employee may terminate this Agreement and the employment at any time and for any reason in accordance with applicable local, state, and federal labor laws.

If Employee's employment is terminated other than for cause, Employee shall be entitled to severance in the amount of 3 years worth of salaries and variable compensation. Variable compensation will be calculated based on the average amount paid on the prior six months.

At the time of termination, Employee agrees to return all Employer property, including but not limited to computers, cell-phones, and any other electronic devices. Employee shall reimburse Employer for any Employer property lost or damaged in an amount equal to the market price of such property.

The rights and obligations of the Parties set forth in Confidentiality, Ownership of Work Product, Termination and Miscellaneous are intended to survive termination, and will survive termination of this Agreement.

11. Non Compete Covenant. Employee grant to Employer a covenant not to compete directly or indirectly with Employer in the wholesale voice business for a period of f three (3) years from the termination of this employment agreement. In the event of any breach of the Non-Competition Covenant by Employee, Employer has the right to be indemnified by the Employee for an amount equal to the double of the compensation the Employee be entitle to receive in the events stipulated in the Clause 10.

12. Miscellaneous.

A. Authority to Contract. Employee acknowledges and agrees that Employee does not have authority to enter into any binding contracts or commitments for or on behalf of Employer without first obtaining the prior written consent of Employer.

B. Governing Law. The terms of this Agreement shall be governed exclusively by the laws of the State of Florida (not including its conflicts of law provisions). Any dispute arising from this Agreement shall be resolved through mediation. If the dispute cannot be resolved through mediation, then the dispute will be

resolved through binding arbitration conducted in accordance with the rules of the American Arbitration Association.

C. Entire Agreement and Amendment. This Agreement constitutes the entire agreement between the Parties and supersedes all prior understandings of the Parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both of the Parties.

D. Notices. Any notice or other communication given or made to either Party under this Agreement shall be in writing and delivered by hand, sent by overnight courier service or sent by certified or registered mail, return receipt requested, to the address stated above or to another address as that Party may subsequently designate by notice and shall be deemed given on the date of delivery.

E. Waiver. Neither Party shall be deemed to have waived any provision of this Agreement or the exercise of any rights held under this Agreement unless such waiver is made expressly and in writing. Waiver by either Party of a breach or violation of any provision of this Agreement shall not constitute a waiver of any subsequent or other breach or violation.

F. Further Assurances. At the request of one Party, the other Party shall execute and deliver such other documents and take such other actions as may be reasonably necessary to give effect the terms of this Agreement.

G. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in whole or in part, the remaining provisions shall not be affected and shall continue to be valid, legal and enforceable as though the invalid, illegal or unenforceable parts had not been included in this Agreement.

H. No Assignment. The interests of Employee are personal to Employee and cannot be assigned.

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first written above.

Employee's Signature	Alvaro Quintana Cardona **Employee's** Full Name
Employer's Signature	Leandro Iglesias **CEO**